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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                                (Name of Issuer)

                             Shares of Common Stock
                         (Title of Class of Securities)

                                   527295 10 9

                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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----------------------
CUSIP No.  527295 10 9                    13G
----------------------

        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Capital Company, L.P.
           Employer ID No. 06-1183391

        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [x]

        3  SEC USE ONLY

        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           State of Delaware

                         5  SOLE VOTING POWER

                            -0-

     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             993
     OWNED BY
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                         8  SHARED DISPOSITIVE POWER

                            993

        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           993

       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                     [ ]

       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Less than 1%

       12  TYPE OF REPORTING PERSON*

           PN

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                       2
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----------------------
CUSIP No.  527295 10 9                    13G
----------------------

        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC
           Employer ID No. 13-3534150

        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]
                                                               (b) [x]

        3  SEC USE ONLY


        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

                         5  SOLE VOTING POWER

                            -0-

     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             993
     OWNED BY
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH

                         8  SHARED DISPOSITIVE POWER

                            993

        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           993

       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                  [ ]

       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Less than 1%

       12  TYPE OF REPORTING PERSON*

           OO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------
CUSIP No.  527295 10 9                    13G
----------------------


        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
           Employer ID No. 13-6358475

        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [x]

        3  SEC USE ONLY


        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York

                         5  SOLE VOTING POWER

                            -0-

     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             993
     OWNED BY
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                         8  SHARED DISPOSITIVE POWER

                            993

        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           993

       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                    [ ]


       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Less than 1%

       12  TYPE OF REPORTING PERSON*

           PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a)

Name of Issuer:

         LEVEL ONE COMMUNICATIONS, INCORPORATED

Item 1(b)

Address of Issuer's Principal Executive Offices:

         9750 Goethe Road
         Sacramento, CA 95827

Items 2(a), (b) and (c)

Name of Person Filing:

         This statement is being filed by (a) Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("WPCC"); (b) E.M. Warburg, Pincus & Co., LLC, a New York Limited Liability Company ("EMW LLC"); (c) Warburg, Pincus & Co., a New York general partnership ("WP"). The sole general partner of WPCC is WP. EMW LLC manages WPCC. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

         The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

Item 2(d)

Title of Class of Securities:      Shares of Common Stock

Item 2(e)

CUSIP Number:    527295 10 9

Item 3

         Not applicable.

Item 4

Ownership.

         (a)      993
         (b)      Less than 1%
         (c)      (i)      0
                  (ii)     993
                  (iii)    0
                  (iv)     993


Item 5

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following:         [X]

Item 6

Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not applicable.

Item 8

Identification and Classification of Members of the Group:  Not applicable.

Item 9

Notice of Dissolution of Group:   Not applicable.

Item 10

Certification:  Not applicable.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            WARBURG, PINCUS CAPITAL
                                            COMPANY, L.P.

                                            By:   WARBURG, PINCUS & CO.,
                                                  General Partner

                                            By:   /s/ Stephen Distler
                                                  Stephen Distler, Partner

                                            WARBURG, PINCUS & CO.


                                            By:   /s/ Stephen Distler
                                                  Stephen Distler, Partner

                                            E.M. WARBURG, PINCUS & CO., LLC


                                            By:   /s/ Stephen Distler
                                                  Stephen Distler, Partner

Dated:  February 11, 1998